Exhibit 4.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE COMMON STOCK INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION EVIDENCED BY (IF REQUESTED BY THE COMPANY) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THE PRINCIPAL AMOUNT OF THIS NOTE, AND INTEREST IN RESPECT THEREOF, ARE SUBORDINATED IN RIGHT OF PAYMENT TO SENIOR DEBT.

THIS NOTE IS SUBJECT TO CERTAIN SET OFF PROVISIONS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF JULY 15, 2013 AMONG THE COMPANY, THE PERSON TO WHOM THIS NOTE WAS ORIGINALLY ISSUED, AND CERTAIN OTHER PERSONS.  THE COMPANY WILL FURNISH A COPY OF THESE SET OFF PROVISIONS TO THE HOLDER HEREOF, WITHOUT CHARGE, UPON WRITTEN REQUEST.

SUBORDINATED CONVERTIBLE NOTE

$[______]	January 28, 2016

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated July 15, 2013, by and among the Parties (as defined below) and certain other persons (the “Stock Purchase Agreement”), the Company (as defined below) executed that certain Subordinated Convertible Note, dated September 30, 2013, in favor of the Holder (as defined below) in the original principal amount of [________] Dollars ($[_____]) (the “Original Note”);

WHEREAS, pursuant to that certain Rollover Agreement, dated September 8, 2015, by and among the Parties and certain other persons (the “Rollover Agreement”), a portion of the Original Note has been repaid in cash, a portion has been repaid in Common Stock (as defined below) and the balance is to be repaid through issuance of this Subordinated Convertible Note (this “Note”); and

WHEREAS, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Note is hereby amended and restated in all respects by this Note.

FOR VALUE RECEIVED, the undersigned, Differential Brands Group Inc., a Delaware corporation (the “Company” and, together with Holder, the “Parties”), hereby unconditionally promises to pay to [___________] (“Holder”), in lawful money of the United States of America, the principal sum of [________] Dollars ($[_____])1, together with interest on the unpaid principal balance thereon from the date set out above (the “Issuance Date”) until the earlier to occur of the Conversion Date or the date such principal amount is paid in full as provided herein.

This Note is one of an issue of Subordinated Convertible Notes issued on the date hereof and has been executed and delivered pursuant to the terms of the Rollover Agreement (including any PIK Notes issued thereon, collectively, the “Notes”, and such other Subordinated Convertible Notes, the “Other Notes”).  Undefined capitalized terms herein are defined in the Stock Purchase Agreement.  The Company and the Holder acknowledge and agree that the payment of all or any portion of the outstanding principal balance of this Note and all accrued interest hereon, including but not limited to in connection with any Event of Default but excluding any payment in connection with any elective conversion of this Note pursuant to Section 2, shall be pari passu in right of payment and in all other respects to the Other Notes.  In furtherance of the foregoing, the Company agrees that it shall not make any payment of interest under this Note (whether at maturity or otherwise, but excluding any payment pursuant to Section 2) unless it shall concurrently make a payment of interest, as applicable, under each of the Other Notes in the same proportionate amount as the accrued but unpaid interest is paid under this Note.

1.                                    Payments

1.1                            Principal and Interest.

(a)                              Interest shall accrue on the unpaid principal balance of this Note at a rate of 6.50%2 per annum (the “Interest Rate”), which shall be payable 50% in cash and 50% in PIK Notes (“PIK Interest”); provided, however, that the Company may, in its sole discretion, elect to pay 100% of such interest in cash.

(b)                             When the Company issues additional Notes (“PIK Notes”) to the Holder as payment of PIK Interest, such PIK Notes shall be equal to the amount of PIK Interest that has accrued in respect of the Notes since the last interest payment date up to the relevant interest payment date.  The Notes issued on the Issuance Date and any such PIK Notes shall be treated as a single class for all purposes under this Note, including with respect to the accrual of interest.  In the event that PIK Interest due to the Holder is less than $1.00, any PIK Interest less than $1.00 shall be rounded up to the nearest $1.00.

(c)                               Interest shall accrue at the Interest Rate computed on the basis of a 365/366 day year on the unpaid principal amount of this Note outstanding from time to time from the Issuance Date until the earlier to occur of the Conversion Date or the date such principal amount is paid in full as provided in Section 1.1(a).  The Company shall pay to the Holder all accrued and unpaid interest in arrears for each calendar quarter on the first day of each April, July, October and January, beginning April 1, 2016 and

1  Note to Draft: To be the amount equal to the percentage of principal and unpaid interest set forth on Schedule A to the Rollover Agreement.

2  Note to Draft: Interest rate for all Noteholders other than Fireman to be 6.5%.  Interest rate for FCP Note to initially be 6.5% with a step up to 7% as of October 1, 2016.

ending January 1, 2021.  Thereafter, the Company shall pay to the Holder all accrued and unpaid interest on the Maturity Date (as defined below).  Notwithstanding the foregoing, if the parties’ professional tax advisors agree that quarterly payments may be made subsequent to January 1, 2021, without causing this Note to be an applicable high yield debt obligation, as defined in section 163(i) of the Internal Revenue Code of 1986, as amended, then such interest payments shall be on a quarterly basis.  Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made.  Notwithstanding the first paragraph of this Note or the first sentence of this Section 1.1(c), during any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal amount of this Note at a rate per annum equal to [•]%3 (the “Default Rate”).

1.2                            Payment of Principal on Note.

(a)                              The Company shall pay the principal amount then outstanding of this Note to the Holder on July 28, 2021 (the “Maturity Date”), together with all accrued and unpaid interest in the manner set forth below, unless such amounts are paid or payable sooner pursuant to the provisions of this Note.  On the Maturity Date, the Company shall pay to the Holder cash in an amount equal to the entire then outstanding principal balance of this Note plus all accrued but unpaid interest on the Note.

For the avoidance of doubt, notwithstanding anything to the contrary herein, this Note shall remain outstanding so long as either (1) any principal amount of this Note (together with any accrued and unpaid interest thereon) remains outstanding or (2) the Holder has the right to convert any Conversion Amount pursuant to this Note.

(b)                             The Company shall provide notice of the Maturity Date to the Holder no later than 30 days prior to the Maturity Date, which notice shall be deemed to have been received (i) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Prior to delivering such notice, the Company shall be required to confirm the notice information of the Holder.

(c)                               Except as provided in (i) the final paragraph of Section 3.3 and (ii) Section 5, the Company shall have the right to prepay this Note at any time.

1.3                            Manner of Payment.  Principal, interest, and all other amounts due under this Note will be payable in cash, except as provided in Section 1.1, in U.S. dollars, to Holder by wire transfer in immediately available funds to an account designated by Holder in writing.  If any

3  Note to Draft: To be 2% above the applicable interest rate.

applicable law (as determined by the Company) requires the deduction of withholding of any tax from any payment or in connection with a conversion of the Note, then the Company shall be entitled to make such deduction and timely pay the full amount deducted to the relevant governmental authority and any amount so deducted and paid to the relevant governmental authority shall be treated as a payment to the Holder.  If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment will be due on the next succeeding Business Day, and such extension of time will be taken into account in calculating the amount of interest payable under this Note.  “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of California.  The Company may, to the extent permissible under Section 1.2(h)(i) and Section 9.7 of the Stock Purchase Agreement, set off against the principal amount outstanding under this Note any amounts that Holder is determined to be liable to the Company in connection with the Transactions under the Stock Purchase Agreement which have been determined: (i) by the written agreement between the Holder and the Company; or (ii) by any other means to which the Holder and the Company shall agree which shall include the final judgment or decree of a court when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined; provided, that such set off shall be treated as a payment of principal under this Note and shall be subject to Article 4.  In the event of such setoff, the outstanding principal amount of this Note shall be set-off until the aggregate amount of the set-off equals the amounts for which setoff is available from the Holder pursuant to the Stock Purchase Agreement; provided that in all cases the foregoing shall be subject as to indemnification claims under Section 9.7 to the limitations in Article 9 of the Stock Purchase Agreement, including those set forth in Section 9.1 of the Stock Purchase Agreement.  Any accrued but unpaid interest on the principal amount so offset will be cancelled, and, in the event any such interest on such principal amount so offset has been previously paid to Holder, such interest shall be deducted by the Company from the next interest payments otherwise due Holder.  This Right of Setoff is without prejudice and in addition to any other right to which Holder is at any time otherwise entitled under this Note (whether by operation of Law, Contract, or otherwise).  Within 10 days after the final determination of any amounts hereunder available for set off, the Holder shall surrender this Note to the Company for cancellation in exchange for a replacement Note reflecting the correct principal amount after taking into account the set off.

1.4                            Payment of Certain Taxes.  The Company shall promptly reimburse the Holder for any interest payable by the Holder pursuant to Section 453A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any corresponding state and local taxes) on the deferred tax liability (as defined in Section 453A(c)(3) of the Code) attributable to the transactions contemplated by the Stock Purchase Agreement (the “Section 453A Interest Charges”).  The amounts owed by the Company to the Holder pursuant to the preceding sentence shall be treated as additional sales proceeds and shall be payable at such time as the Section 453A Interest Charges are actually payable by the Holder to the Internal Revenue Service or other taxing authority (the “Section 453A Payment Date”) and shall be increased by the taxes payable by the Holder with respect to the receipt of the Section 453A Interest Charges from the Company (such aggregate amount shall be referred to as the “Section 453A Payment Amount”).  Such calculations shall be based on the assumptions that the Holder (x) has received no other installment notes in the taxable year including the Closing Date, and (y) is subject to income tax at the highest marginal federal, state and local capital gains tax rates applicable to the Holder (including, to the extent applicable to the Holder, the tax imposed under Section 1411 of the

Code on net investment income), absent the Holder providing the Company with documentation that the Holder is subject to the federal alternative minimum tax.  An example of such calculations, solely for illustrative purposes, is attached hereto as Exhibit II.  The Holder shall provide the Company with Holder’s tax basis and gain percentage recognized on the transaction in order to calculate the Section 453A Payment Amount.  Within ten (10) days after the Company receives written notice from the Holder of the Section 453A Payment Date and the Section 453A Payment Amount, the Company shall pay such Section 453A Payment Amount to the Holder in cash.

2.                                    Conversion of Notes. This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) or cash or a combination thereof at the option of the Company, on the terms and conditions set forth in this Section 2.

2.1                            Conversion Right. At any time on or after the date hereof, the Holder shall be entitled to convert all but not less than all of the Conversion Amount into the Settlement Amount determined in accordance with Section 2.3.  Subject to Section 4, all accrued but unpaid interest on the Note shall be paid in cash at the time of conversion.  In the event that the Company is prohibited from paying such interest in cash pursuant to the provisions of its Senior Debt, it shall pay such interest in Common Stock based upon the then Market Price.  The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of the Conversion Amount.

2.2                            Mechanics of Conversion.  To convert any Conversion Amount into the Settlement Amount as provided in this Note, the Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., Los Angeles time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company (such date, the “Conversion Date”).  Interest on the Note shall cease to accrue on the Conversion Date.  Within three (3) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 6.3).  In the event of a Physical Settlement or Combination Settlement, on or before the second Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a Settlement Notice as described in Section 2.3(b), of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”), if applicable.  On or before the third Trading Day following the date of receipt of a Conversion Notice, the Company shall, to the extent any such Settlement Amount is to be paid in shares of Common Stock, either (a) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit/Withdrawal at Custodian system or (b) if required, issue and deliver (via reputable overnight courier) to the address as specified in the Company instructions, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

2.3                            Settlement Upon Conversion.  If a Holder converts this Note, the Company shall pay or deliver to such Holder, as the case may be, in respect of the Conversion Amount of Notes being converted, solely cash, solely shares of Common Stock (other than the payment of accrued interest, which shall be paid in cash except as contemplated by Section 2.1) or a combination of cash and Common Stock (the “Settlement Amount”), at the Company’s election, as set forth in this Section 2.3.

(a)                              The Company shall pay or deliver, as the case may be, the Settlement Amount on the third Trading Day immediately following the date of the Conversion Notice; provided, that;

(i)                                  if the Company elects to fulfill its conversion obligation, in whole or in part, in shares of Common Stock, the Company shall deliver such Common Stock on the third Trading Day immediately following the Conversion Date in accordance with Section 2.2;

(ii)                              if the Company elects to fulfill its conversion obligation, in whole or in part, in cash, the Company shall pay such cash as soon as possible but no later than the twentieth Trading Day immediately following the Conversion Date; and

(iii)                          the Company shall use its commercially reasonable effort to pay in cash all accrued but unpaid interest as soon as possible but no later than the twentieth Trading Day immediately following the Conversion Date.

For the avoidance of doubt, notwithstanding anything to the contrary herein, in the event that for any reason (including due to the provisions of Section 4 hereof that restrict making of cash payments in certain circumstances) the Company is not able to pay all or any portion of the Notes in cash, then the Company shall be required to fulfill its conversion obligations in shares of Common Stock for any portion that the Company cannot pay in cash.

(b)                             The Company shall deliver a notice (each, a “Settlement Notice”) of the relevant Settlement Amount not later than the Close of Business on the second Trading Day following the related Conversion Date.  Each such Settlement Notice shall specify whether the Company shall satisfy its conversion obligation by (i) delivering shares of Common Stock (“Physical Settlement”), (ii) paying solely cash (“Cash Settlement”) or (iii) paying and delivering, as the case may be, a combination of cash and shares of Common Stock (“Combination Settlement”). In the case of an election that provides for Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount.

(c)                               The Settlement Amount in respect of any conversion shall be computed as follows:

(i)                                  if the Company elects to satisfy its conversion obligation in respect of such conversion through Physical Settlement, the Company will deliver to the converting Holder a number of shares of Common Stock equal to (A) the entire Conversion Amount, divided by (B) the Market Price;

(ii)                              if the Company elects to satisfy its conversion obligation in respect of such conversion through Cash Settlement, the Company shall pay to the converting Holder cash in an amount equal to the entire Conversion Amount; and

(iii)                          subject to Section 2.1, if the Company elects to satisfy its conversion obligation in respect of such conversion through Combination Settlement, the Company shall pay and deliver to the converting Holder, as the case may be, a Settlement Amount equal to: (A) a number of shares of Common Stock as calculated pursuant to Section 2.3(c)(i) above assuming that a portion of the Conversion Amount designated by the Company is the Conversion Amount being settled by Physical Settlement and (B) cash equal to the amount of cash to be paid pursuant to Section 2.3(c)(ii) above assuming that the remaining portion of the Conversion Amount is the Conversion Amount being settled by Cash Settlement.

(d)                             Notwithstanding the foregoing, the Company will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note in respect of which shares of Common Stock are deliverable. Instead, if any such Settlement Amount includes a fraction of a share of Common Stock, the Company will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of (i) such fraction of a share and (ii) the Market Price of the Common Stock, subject in each case to the following paragraph.

(e)                               If a Holder surrenders more than one Note for conversion on a single Conversion Date, the Company will calculate the amount of cash and the number of shares of Common Stock due with respect to such Notes as if such Holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such Holder on such Conversion Date.

2.4                            Rights Upon Issuance Of Purchase Rights And Other Corporate Events.

(a)                              Purchase Rights. In addition to any adjustments pursuant to Section 2.5 below, if at any time the Company grants, issues or sells any Options, Convertible Notes or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)                             Other Corporate Events. In addition to and not in substitution for any other rights hereunder, (i) prior to the consummation of any Corporate Event pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets in exchange for shares of Common Stock, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price or (ii) prior to the consummation of any Corporate Event pursuant to which holders of shares of Common Stock are entitled to receive a distribution with respect to securities or other assets and, immediately following such distribution, such shares of Common Stock remain outstanding, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note).  The provisions of this Section 2.4(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of this Note.  Upon any Corporate Event, this Note shall continue in full force and effect and the terms hereof shall be applicable to the securities and assets receivable on the exercise of this Note after the consummation of such Corporate Event and shall be binding upon the Company, or upon a successor entity resulting from such Corporate Event regardless of whether or not such successor entity shall have expressly assumed the terms of this Note.

2.5                            Rights Upon Issuance of Other Securities.

(a)                              Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 2.4, if the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  Without limiting any provision of Section 2.5, if the Company at any time on or after the Issuance Date (other than pursuant to the Reverse Stock Split) combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment pursuant to this Section 2.5 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 2.5 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b)                             Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable,

would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of Sections 2.4 or 2.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder.

2.6                            Notices.

(a)                              Immediately upon any adjustment of the Conversion Price, the Company shall send written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b)                             The Company shall send written notice to the Holder at least 10 Business Days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Corporate Event, dissolution or liquidation.

(c)                               The Company shall also give at least ten (10) Business Days prior written notice of the date on which any Corporate Event, dissolution or liquidation shall take place.

3.                                    Defaults

3.1                            Events of Default.  The occurrence of any one or more of the following events with respect to the Company will constitute an event of default hereunder (“Event of Default”):

(a)                              If the Company fails to pay when due any payment of principal or interest on this Note or any Other Note and such failure continues for ten (10) days after the original due date for such payment;

(b)                             If the Company, under the laws of any jurisdiction: (i) is dissolved, liquidated or wound up, or otherwise ceases doing business; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) makes a general assignment for the benefit of its creditors; (v) institutes a proceeding, or has an involuntary proceeding instituted or filed against it (or has any writ, judgment, warrant of attachment, execution or similar process issued or levied against a substantial part of the Company’s properties) that is not dismissed, released or fully bonded within 45 days thereafter, relating to insolvency, bankruptcy, reorganization, liquidation, receivership, dissolution, winding-up, relief of debtors or any other similar relief under any bankruptcy, insolvency, or other similar Law affecting creditors’ rights; or (vi) takes any action to effectuate or authorize any of the foregoing;

(c)                               the failure to make any payment when due (giving effect to any applicable grace periods and any extensions thereof) on the principal amount of any Indebtedness of the Company and its subsidiaries, or any interest thereon, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, whether such Indebtedness now exists, or is created after the date of this Note, in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time; or

(d)                             the Company breaches any covenant or other term or condition in this Note or any Other Note, and such breach is not cured within 30 days after the Holder notifies the Company in writing of such breach.

3.2                            Notice by the Company.  The Company will notify Holder in writing within five days after the occurrence of any Event of Default of which the Company acquires knowledge.

3.3                            Remedies.  Upon the occurrence of an Event of Default (a) pursuant to Section 3.1(a) hereunder (unless cured by the Company or waived in writing by Holder), Holder may, at its option, (i) by written notice to the Company, declare the entire unpaid principal balance of this Note, together with all accrued and unpaid interest on the Note, immediately due and payable and/or (ii) exercise any and all rights and remedies available to it under this Note and applicable Law, including the right to collect from the Company all sums due under this Note or (b) pursuant to Sections 3.1(b), 3.1(c) or 3.1(d) hereunder (unless cured by the Company or waived in writing by the holders of a majority of the outstanding principal amount of the Notes), the holders of a majority of the outstanding principal amount of the Notes may, at their option, (i) by written notice to the Company, declare the entire unpaid principal balance of the Notes, together with all accrued and unpaid interest on the Notes, immediately due and payable and/or (ii) exercise any and all rights and remedies available to the holders of the Notes and applicable Law, including the right to collect from the Company all sums due under this Note.  The rights and remedies of the Holder under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Holder.  No failure, delay or omission on the part of the Holder in exercising any right, power or privilege under this Note shall operate as a waiver of such right, power or privilege or any other right, power or privilege hereunder or otherwise preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The Company will pay all costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees.

Without limitation any other provision herein set forth, upon any Event of Default prior to the Maturity Date in which the entire unpaid principal balance of this Note is paid or required to be paid pursuant to a demand made pursuant to the preceding paragraph (without regard to the provisions of Section 4), the Company shall, subject to Section 4, prepay such amount pursuant to Section 5.

4.                                    Subordination.  Notwithstanding anything to the contrary set forth in this Note, this Note, including, without limitation, the Subordinated Debt, the rights of contribution under Section 8.9 and the Guaranteed Obligations (collectively, the “Subordinated Obligations”), are subordinated to the Senior Debt to the extent and in the manner set forth in this Section 4.  In the event of any conflict between this Section 4 and any other provision of this Note, this Section 4 shall control and govern.  For the avoidance of doubt, this Note is not subordinated to, or pari passu with, any Indebtedness other than the Senior Debt, as to which Senior Debt this Note shall be subordinated as provided herein.  The Loan Parties shall not be permitted to issue any unsecured Indebtedness that is senior to this Note and the Other Notes.  For purposes of this Section, any reference to a holder or the holders of the Senior Debt shall be deemed to include any agent for such holder or holders.

4.1                            No payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash or other property (other than in shares of Common Stock), shall be made on account of any Subordinated Obligation, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Obligation, by or for the account of any of the Loan Parties, at any time during which the Senior Debt shall be outstanding or any commitment to extend the Senior Debt exists, other than (a) to the extent no Senior Default has occurred and is continuing, regularly scheduled payments of interest (at the non-default rate of interest and on a non-accelerated basis), payments of interest and fractional shares upon conversion of this Note, or payments of taxes pursuant to Sections 1.4 and 2.1, (b) payment of principal (other than payments of principal due upon the conversion of this Note) on this Note at its stated maturity date, so long as no Senior Default has occurred and is continuing and (c) issuance of shares of Common Stock upon conversion of this Note, or as otherwise contemplated hereunder and the accrual and capitalization of any PIK Interest.

4.2                            Except as permitted by Section 4.11, in the event of any payment or distribution of assets of any of the Loan Parties of any kind or character, whether in cash or other property, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such Loan Party or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such Loan Party (each, a “Proceeding”), or event described in Section 4.4 or Section 4.5 of this Note or otherwise:  (a) all amounts owing on account of the Senior Debt shall first be Paid in Full before any payment of the Subordinated Obligations is made and (b) any cash payment to which the Holder would be entitled (but for the provisions hereof) shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution to the Senior Debt holders directly, for application to the payment of the Senior Debt until all the Senior Debt shall have been Paid in Full; provided that in no event shall the foregoing limit the issuance of shares of Common Stock upon conversion of this Note.

4.3                            In the event that notwithstanding the foregoing any payment or distribution of assets of any Loan Party of any kind or character, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash or other property, shall be received by the Holder on account of any Subordinated Obligation in violation of the provisions of this Note and before all the Senior Debt is Paid in Full, subject to, if no Proceeding is pending, Section 4.13, such payment or distribution shall be received and held in trust by the Holder for the benefit of the holders of the Senior Debt, or their designated representative, ratably according to the respective amounts of the Senior Debt held or represented by each, to the extent necessary to cause the Senior Debt to be Paid in Full and upon demand by any such holder, shall be delivered to such holders; provided that in no event shall the foregoing be deemed to include any shares of Common Stock issued upon conversion of this Note.

4.4                            Until the 91st day following the date all Senior Debt is Paid in Full, the Holder shall not be entitled to (x) accelerate the maturity of any Subordinated Obligation (provided that if the Company fails to pay any payment that is due and payable under this Note at a time when the Company is otherwise permitted under this Section 4 to make such payment, then, on or after the 180th day following an Event of Default that is continuing under this Note due to such failure and as to which written notice thereof has been delivered to the Company and the holders of the Senior Debt, the Holder may by written notice to the Company and such holders elect to accelerate the maturity of any Subordinated Obligation, but may not take any other action with respect to the Subordinated Obligations) or commence any other action or proceeding to recover any amounts due or to become due with respect to any Subordinated Obligation or (y) join in, solicit any other Person to, or act to cause the commencement of, any Proceeding.  If at any time the Holder obtains any judgment or Lien against any Loan Party or any of its subsidiaries or their respective properties in respect of any Subordinated Obligation, such judgment or Lien, or both, shall automatically (and without any further action) be subordinate and junior to any Lien, whether now existing or hereafter acquired, securing, or purporting to secure, any of the Senior Debt and shall further be subject to the subordination provisions of this Note and the rights of the holders of the Senior Debt to the same extent as such rights apply to Subordinated Obligations under this Note.  Upon any release of any such Lien securing any Senior Debt, any Lien securing any of the Subordinated Obligations shall automatically be released to the same extent as such Lien securing such Senior Debt.

4.5                            The provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of the Senior Debt is rescinded or must otherwise be returned by any holders of the Senior Debt (including, without limitation, in the event of a Proceeding), all as though such payment had not been made.  Without limitation to the foregoing, in the event that the Senior Debt is avoided, disallowed or subordinated pursuant to Section 548 of the Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the Bankruptcy Code, the provisions of this Section 4 shall continue to be effective or be reinstated, as the case may be.

4.6                            All rights and interests of the holders of the Senior Debt hereunder, and all agreements and obligations of the Holder, or any Loan Party hereunder, shall remain in full force and effect irrespective of:

(a)                              any lack of validity or enforceability of the Senior Debt;

(b)                             any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any consent to any departure from the Senior Debt, including, without limitation, any increase in the Senior Debt resulting from the extension of additional credit to Company or otherwise;

(c)                               any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Senior Debt;

(d)                             any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of any Loan Party;

(e)                               the grant of any adjustment, indulgence or forbearance, or compromise with, any Loan Party with respect to the Senior Debt;

(f)                                any change, restructuring or termination of the structure or existence of any Loan Party; or

(g)                              any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Holder.

4.7                            Each of the Loan Parties and Holder hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Debt and this Section 4 and any requirement that the Senior Debt holder protect, secure, perfect or insure any security interest or lien on the any property subject thereto or exhaust any right to take or first take any action against any Loan Party or any other Person or any collateral.

4.8                            This Note and all other instruments (and all replacements thereof) evidencing the Subordinated Obligations or any part thereof shall be inscribed with a legend conspicuously indicating that the payment thereof is subordinated to the payment of the Senior Debt pursuant to the provisions of this Section 4.

4.9                            This Section 4 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt; and such holders are made third party beneficiaries of this Section 4 hereunder and any one or more of them, or their designated representative, may enforce such provisions, and all such holders shall be deemed to have relied thereon.  The subordination effected by this Section 4 is a continuing subordination, and the Holder unconditionally waives notice of the incurring of any Senior Debt or any part thereof and reliance by any holders of Senior Debt upon the subordination contained herein.  The Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of the holders of Senior Debt, whether such Senior Debt was created or acquired before or after the incurrence or creation of any Subordinated Obligation and whether such holders of Senior Debt are now known or hereafter become known, and each holder of Senior Debt shall be deemed conclusively to have relied upon such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt and shall be entitled to enforce the provisions of this Section 4 directly as if it were a party to this Note.  No right of any present or future holders of Senior Debt to enforce subordination provisions contained in this Section 4 shall at any time be prejudiced or impaired by any act or failure to act on the part of the Loan Parties or by any noncompliance by the Loan Parties with the terms of this Note.

4.10                    The provisions of this Section 4 are for the purpose of defining the relative rights of the holders of the Senior Debt on the one hand and the holders of Subordinated Obligations on the other hand, and nothing herein shall impair (as between the Loan Parties and the holders of the Subordinated Obligations) the Loan Parties’ obligation to the holders of the Subordinated

Obligations to pay to such holders the full amount of the Subordinated Obligations in accordance with the terms of the Notes. Except as provided in Section 4.4 above, no provision of this Section 4 shall be construed to prevent the holders of the Subordinated Obligations from exercising all rights and remedies available under this Note or under applicable law upon the occurrence of an Event of Default or otherwise, subject to the rights of the holders of the Senior Debt as set forth above to receive payments otherwise payable to the holders of the Subordinated Obligations, and no provision of this Section 4 shall be deemed to subordinate, to any extent, any claim or right of any holder of the Subordinated Obligations to any claim against any Loan Party by any creditor or any other Person except to the extent expressly provided herein.  The subordination provisions of this Section 4 are solely for the benefit of the holders of the Senior Debt and may not be rescinded, canceled, amended or modified in any way that adversely affects the rights under this Section 4 of any holder of Senior Debt then outstanding without the prior written consent of the Working Capital Lender, the Term Loan Agent and the holders of a majority of the other Senior Debt then outstanding.

4.11                    Notwithstanding anything herein to the contrary, nothing in this Section 4 shall affect or limit the right of the Holder to at any time convert all or any portion of this Note, or interest thereon as contemplated hereunder, into Common Stock in accordance herewith (or the obligation of the Company to effect such conversion), it being expressly acknowledged and agreed that such conversion may be consummated regardless of the occurrence and continuance of a Senior Default, the commencement and pendency of a Proceeding with respect to the Company, or any other circumstance.

4.12                    Upon the Senior Debt having been Paid in Full (but not before), Holder shall be subrogated to the rights of the holders of such Senior Debt to receive payments or distributions of assets of any Loan Party applicable to the Senior Debt until the obligations under this Note shall have been satisfied.  For purposes of such subrogation, no payments or distributions to the holders of Senior Debt of assets, whether in cash, property or securities, distributable to the holders of Senior Debt under the provisions hereof to which Holder would be entitled except for the provisions of this Section 4, and no payment pursuant to the provisions of this Section 4 to the holders of Senior Debt by Holder, shall, as among the Loan Parties, its creditors other than the holders of Senior Debt, and Holder, be deemed to be a payment by the Loan Parties to or on account of Senior Debt, it being understood that the provisions of this Section 4 are, and are intended, solely for the purpose of defining the relative rights of Holder, on the one hand, and the holders of Senior Debt, on the other hand.

4.13                    The Company shall give prompt written notice to Holder of any fact known to the Company which would prohibit the making of any payment to Holder in respect of this Note pursuant to this Section 4.  Notwithstanding the provisions of this Section 4, Holder shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to Holder of the type that could be made under Section 4.1, unless and until Holder shall have received written notice thereof from the Company or from the holder or holders of any Senior Debt or shall have received notice of any Proceeding; and, prior to the receipt of any such written notice, Holder shall be entitled to assume conclusively that such facts do not exist and to receive and retain such payments or distributions on this Note; provided, the Holder shall not be entitled to retain any such payments or distributions received by Holder within the 30 day period prior to the date Holder receives such written notice.  Holder shall be entitled to rely on the delivery to it of a written notice by a person representing himself or herself to be a holder of Senior Debt to establish that such notice has been given by a holder of Senior Debt.  In the event that Holder determines in good faith that further evidence is required with respect to the right pursuant to this Section 4 of any person as a holder of Senior Debt to participate in any payment or distribution of amounts otherwise payable to Holder, Holder may request such person to furnish evidence to the reasonable satisfaction of Holder as to the amount of Senior Debt held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of each person under this Section 4, and, if such evidence is not furnished, Holder may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

5.                                    Company Optional Prepayment.

5.1                            Subject to Section 4, the Company shall have the right to prepay all or any portion of the then outstanding principal balance under this Note so long at it makes pro rata prepayment and all or any portion of the then outstanding principal balance (as defined in the Other Notes) then outstanding under the Other Notes on the Company Optional Prepayment Date (as defined below) (a “Company Optional Prepayment”).  On the Company Optional Prepayment Date, an amount equal to 103%4 of the principal amount of the portion of this Note subject to prepayment pursuant to this Section 5.1 shall be prepaid by the Company in cash (the “Company Optional Prepayment Amount”).

5.2                            The Company may exercise its prepayment right under this Section 5 by delivering an irrevocable written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and Other Notes, excluding for purposes hereof the [FCP Notes]5 (the “Company Optional Prepayment Notice” and the date all of the holders of Notes and Other Notes received such notice is referred to as the “Company Optional Prepayment Notice Date”).  The Company Optional Prepayment Notice shall (x) state the date on which the Company Optional Prepayment shall occur (the “Company Optional Prepayment Date”) which date shall not be less than sixty (60) calendar days nor more than ninety (90) calendar days following the Company Optional Prepayment Notice Date, and (y) state the aggregate Company Optional Prepayment Amount of the Notes and Other Notes which is being prepaid in such Company Optional Prepayment from the Holder and all of the other holders of the Notes and Other Notes pursuant to this Section 5 (and analogous provisions under the Other Notes) on the Company Optional Prepayment Date. All principal balances under this Note converted by the Holder after the Company Optional Prepayment Notice Date shall reduce the Company Optional Prepayment Amount of this Note required to be prepaid on the Company Optional Prepayment Date.  Prepayments made pursuant to this Section 5 shall be made in accordance with Section 5.3.

5.3                            The Company shall deliver the applicable Company Optional Prepayment Amount to the Holder on the applicable Company Optional Prepayment Date.  In the event that the Company does not pay the applicable Company Optional Prepayment Amount to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid

4  Note to Draft:  In the FCP Notes, this shall be 100% of the principal amount.

5  Note to Draft: The term Management Notes to replace the term FCP Notes in the FCP Notes.

Company Optional Prepayment Amount in full, the Holder shall have the option, in lieu of prepayment, to require the Company to promptly return to the Holder all or any portion of this Note representing the principal balance of this Note that was submitted for prepayment and for which the applicable Company Optional Prepayment Amount has not been paid, which remedy shall be in addition to the other remedies available to the Holder (including under Section 3).

5.4                            Notwithstanding anything to the contrary in this Note, the Conversion Amount (a) shall remain outstanding (for purposes of conversion, but not as a principal obligation or indebtedness of any kind) after the consummation of any Company Optional Prepayment until the Maturity Date and (b) during such period may be converted by the Holder in accordance with Section 2.

6.                                    Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

6.1                            “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.) as now and hereafter in effect, or any applicable successor statute.

6.2                            “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

6.3                            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

6.4                            “Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

6.5                            “Conversion Amount” means, as of any date of determination, the amount equal to (a) the product of (i) the Market Price, multiplied by (ii)  the quotient of (A) the Principal Amount, divided by (B) the Conversion Price, minus (b) the aggregate Company Optional Prepayment Amounts paid to the Holder as of such date of determination pursuant to Section 5.

6.6                            “Conversion Price” means, as of the Conversion Date or other date of determination, $13.95, subject to adjustment as provided herein.

6.7                            “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

6.8                            “Corporate Event” means any consolidation with or merger of the Company with or into another Person, or any sale, lease, exchange, exclusive license or other disposition to another Person of the assets of the Company as an entirety or substantially as an entirety (where there is an exchange of or distribution with respect to the Common Stock), or any reclassification of the capital of the Company.

6.9                            “FCP Notes” means the Other Notes issued on date hereof to Fireman Capital CPF Hudson Co-Invest LP.6

6.10                    “Indebtedness” means with respect to any Person without duplication:  (a) all Obligations of such Person for borrowed money; (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations of such Person; (d) all Obligations of such Person issued or assumed as the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (e) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence); (f) guarantees and other contingent obligations in respect of Indebtedness of other Persons referred to in clauses (a) through (e) above; (g) all Obligations of any other Person of the type referred to in clauses (a) through (f) which are secured by any Lien on any property or asset of such Person whether or not such Indebtedness is assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset at such date of determination and the amount of the Obligation so secured; (h) all Obligations of such Person in respect of any interest rate swaps or hedge agreements; or (i) all Obligations of such Person under any sale and leaseback transaction, synthetic lease or other off-balance sheet loan or financing.

6  Note to Draft: This term will be removed in the FCP Notes and will be replaced with the term Management Notes (means the Other Notes issued on date hereof, other than notes issued to Fireman Capital CPF Hudson Co-Invest LP).

6.11                    “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

6.12                    “Loan Parties” means, collectively, the Company and the Subsidiary Guarantors.

6.13                    “Market Disruption Event” means (a) a failure by the primary exchange or quotation system on which the Common Stock trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

6.14                    “Market Price” means (a) the sum of the Closing Sales Price of the Common Stock on each of the twenty (20) consecutive Trading Days ending and including the Trading Day immediately preceding the Conversion Date, the Company Optional Prepayment Date or the Maturity Date, as the case may be, divided by (b) twenty (20).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during such the applicable measurement periods and prior to the actual conversion hereunder.

6.15                    “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

6.16                    “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

6.17                    “Paid in Full” means, with respect to any issuance of the Senior Debt, the full payment in cash, in immediately available funds, of such Senior Debt (other than unasserted contingent indemnification obligations) and the termination of all commitments of the holders of such Senior Debt to make loans and other extensions of credit to or for the benefit of the Company pursuant to the terms of the documents evidencing such Senior Debt.  The expressions “prior payment in full,” “payment in full”, “paid or satisfied in full” and “paid in full” (whether or not such expressions are capitalized) and other similar phrases shall have correlative meanings.

6.18                    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

6.19                    “Principal Market” means the principal securities exchange or securities market on which the Common Stock is then traded.

6.20                    “Principal Amount” means the original principal amount of this Note to be converted less any amounts set off against the Note pursuant to Section 9.7 of the Stock Purchase

Agreement less any amount of principal previously converted and fulfilled by the Company pursuant to Section 2.

6.21                    “Reverse Stock Split” means the 1 for 30 reverse stock split contemplated by the Merger Agreement.

6.22                    “Senior Debt” means the principal of (and premium, if any), unpaid interest and any other amount, in each case whether or not such premium, interest or other amount is allowed in connection with any Proceeding, constituting (W) (a) Indebtedness of the Company (including Indebtedness of others guaranteed by the Company) other than the Notes and Other Notes, whether outstanding on the date of this Note or thereafter created, incurred, assumed or guaranteed and (b) amendments, renewals, extensions, modifications and refundings of any such Indebtedness, unless in any case in the instrument creating or evidencing any such Indebtedness or pursuant to which the same is outstanding it is provided that such Indebtedness is not superior or is subordinated in right of payment to or is on parity in right of payment with the Notes and Other Notes, provided, however, that, notwithstanding anything to the contrary in the preceding, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Loan Parties, (ii) any Indebtedness of the Loan Parties to any of their respective Affiliates, (iii) any trade payables of the Company or any Subsidiary Guarantor or (iv) any unsecured Obligations for borrowed money incurred by the Company or any Subsidiary Guarantor after the date of this Note; (X) Working Capital Indebtedness; (Y) Indebtedness under factoring facilities and revolving credit facilities, the proceeds of which other Indebtedness are used for working capital of the Company and its subsidiaries and (Z) Term Loan Indebtedness.

6.23                    “Senior Default” means any event of default under any of the Senior Debt.

6.24                    “Specified Dollar Amount” means the dollar amount to be received upon conversion as specified by the Company in the Settlement Notice.

6.25                    “Subordinated Debt” means all Obligations arising with respect to this Note.

6.26                    “Subsidiary Guarantor” means each of DBG Subsidiary Inc., a Delaware corporation, DBG Holdings Subsidiary Inc., a California corporation, Innovo West Sales, Inc., a Texas corporation, Hudson Clothing Holdings, Inc., a Delaware corporation, HC Acquisition Holdings, Inc., a Delaware corporation, Hudson Clothing LLC, a California limited liability company, RGH Group LLC, a Delaware limited liability company, and Marco Brunelli IP, LLC, a Delaware limited liability company.

6.27                    “Term Loan Agent” means TCW Asset Management Company, in its capacity as administrative agent and collateral agent for the Term Loan Lenders, its successors and assigns (including any agent appointed to replace such initial agent).

6.28                    “Term Loan Credit Agreement” has the meaning set forth in the definition of “Term Loan Documents”.

6.29                    “Term Loan Indebtedness” means all Obligations (as defined in the Term Loan Credit Agreement) of any kind owed by the Company and its subsidiaries (or any of them) to the Term Loan Agent and the other Term Loan Lenders (or any of them) from time to time under or pursuant to any of the Term Loan Documents, including, without limitation, all principal, interest accruing thereon, charges, expenses, fees and other sums (including all interest, charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any of its subsidiaries) chargeable to the Company or any of its subsidiaries by the Term Loan Agent or the Term Loan Lenders, and reimbursement, indemnity or other obligations due and payable to such Term Loan Agent and Term Loan Lenders.  Term Loan Indebtedness shall continue to constitute Senior Debt, notwithstanding the fact that such Term Loan Indebtedness or any claim for such Term Loan Indebtedness is subordinated, avoided or disallowed under the federal Bankruptcy Code or other applicable law.  Term Loan Indebtedness shall also include any indebtedness of the Company and its subsidiaries incurred in connection with a refinancing of the Term Loan Indebtedness under the Term Loan Documents.

6.30                    “Term Loan Lenders” has the meaning set forth in the definition of “Term Loan Documents”.

6.31                    “Term Loan Documents” means (x) that certain Credit and Security Agreement dated as of January 28, 2016 (as amended, restated, modified, supplemented, extended, replaced or refinanced from time to time, the “Term Loan Credit Agreement”), by and among the Company, certain of its subsidiaries as co-borrowers and guarantors, the financial institutions from time to time party thereto (the “Term Loan Lenders”), and Term Loan Agent and (y) all other agreements, documents and instruments at any time executed and/or delivered by the Company or any other obligor with respect to the Term Loan Indebtedness with, to or in favor of Term Loan Agent or the Term Loan Lenders in connection with the Term Loan Credit Agreement or related thereto (including, without limitation, all “Loan Documents” as defined in the Term Loan Credit Agreement), as all of the foregoing now exist or may hereafter be amended, restated, modified, supplemented, extended, replaced or refinanced.

6.32                    “Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the primary exchange or quotation system on which the Common Stock then trades or is quoted and (ii) there is no Market Disruption Event.

6.33                    [RESERVED]

6.34                    “Working Capital Credit Agreement” has the meaning set forth in the definition of “Working Capital Loan Documents”.

6.35                    “Working Capital Indebtedness” means all Obligations (as defined in the Working Capital Credit Agreement) of any kind owed by the Company and its subsidiaries (or any of them) to the Working Capital Lender from time to time under or pursuant to any of the Working Capital Loan Documents, including, without limitation, all principal, interest accruing thereon, charges, expenses, fees and other sums (including all interest, charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any of its subsidiaries) chargeable to the Company or any of its subsidiaries by the Working Capital Lender or the

Working Capital Lenders, and reimbursement, indemnity or other obligations due and payable to such Working Capital Lender and Working Capital Lenders.  Working Capital Indebtedness shall continue to constitute Senior Debt, notwithstanding the fact that such Working Capital Indebtedness or any claim for such Working Capital Indebtedness is subordinated, avoided or disallowed under the federal Bankruptcy Code or other applicable law.  Working Capital Indebtedness shall also include any indebtedness of the Company and its subsidiaries incurred in connection with a refinancing of the Working Capital Indebtedness under the Working Capital Loan Documents.

6.36                    “Working Capital Lender” means Wells Fargo Bank, National Association, its successors and assigns.

6.37                    “Working Capital Loan Documents” means (x) that certain Credit and Security Agreement dated as of January 28, 2016 (as amended, restated, modified, supplemented, extended, replaced or refinanced from time to time, the “Working Capital Credit Agreement”), by and among the Company, certain of its subsidiaries as co-borrowers and guarantors, and Working Capital Lender and (y) all other agreements, documents and instruments at any time executed and/or delivered by the Company or any other obligor with respect to the Working Capital Indebtedness with, to or in favor of the Working Capital Lender in connection with the Working Capital Credit Agreement or related thereto (including, without limitation, all “Loan Documents” as defined in the Working Capital Credit Agreement), as all of the foregoing now exist or may hereafter be amended, restated, modified, supplemented, extended, replaced or refinanced.

7.                                    Miscellaneous

7.1                            Waiver.  The Company hereby waives presentment, demand, protest, and notice of dishonor and protest, waives any rights which it may have to require the Holder to proceed against any other Person or property, and agrees that without notice to any Person and without affecting any Person’s liability under this Note, the Holder, at any time or times, may grant extensions of the time for payment or other indulgences to any Person or permit the renewal, amendment or modification of this Note.  No act or inaction of the Holder under this Note shall be deemed to constitute or establish a “course of performance or dealing” that would require the Holder to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

7.2                            Non-Negotiability.  This Note is fully transferable.  If this Note is assigned or transferred to any Person, then with respect to the portion of the Note so assigned or transferred (a) the assignor or transferor (as the case may be) will no longer be deemed to be a “Holder” for purposes of this Note and (b) the assignee or transferee (as the case may be) will be deemed to be a “Holder” for purposes of this Note, subject to the provision of notice to the Company in Section 7.7.  Notwithstanding the foregoing, unless permitted under Section 4, this Note may not be transferred (whether directly, by way of a participation or otherwise) to the Company or any subsidiary of the Company, without the prior written consent of the Working Capital Lender and the Term Loan Agent, and any such transfer made in violation of this provision shall be null and void.

7.3                            Replacement.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder of this Note is a financial institution, its own unsecured agreement shall be satisfactory) or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

7.4                            Reservation of Authorized Shares.  The Company covenants that, so long as any Notes remain outstanding, the Company will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the outstanding Notes and free of preemptive rights, such number of shares of Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding Notes.  The Company covenants that all shares of Common Stock issuable upon conversion of the Notes will, upon issuance, be freely tradable, listed, duly and validly issued, fully paid and nonassessable and will be free from all taxes, Liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

7.5                            Stock Certificates.  Each stock certificate delivered by the Company to Holder will be imprinted with legends substantially in the following form:

“THE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION EVIDENCED BY (IF REQUESTED BY THE COMPANY) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT.”

7.6                            No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company and, except as otherwise expressly provided herein, no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock to be obtained upon conversion hereunder until, and only to the extent that, this Note shall have been converted.

7.7                            Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Other Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary.

7.8                            Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.  If Holder is an entity and if the principal business, operations or a majority or substantial portion of the assets of Holder are assigned, conveyed, allocated, or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion, or similar transactions, such receiving Person or Persons will automatically become bound by and subject to the provisions of this Note, and Holder will cause the receiving Person or Persons to expressly assume its obligations hereunder.

7.9                            Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

7.10                    Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company, without the prior written consent of the Holder; provided, that, without limiting the Company’s obligations under Section 2.4, the Company shall be entitled to assign its rights, interests and obligations hereunder in connection with a Corporate Event, provided, further, that the resulting, surviving or transferee Person in such Corporate Event expressly assumes all of the Company’s obligations under this Note and, solely in connection with a Corporate Event not involving an unaffiliated third party, so long as the Company or any of its affiliated entities remains an entity whose common equity interests are listed on a national securities exchange, such listed entity shall be the primary obligor under this Note.

7.11                    Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Differential Brands Group Inc.

1231 S. Gerhart Ave.

Commerce, CA 90022

Attn:              Michael F. Buckley
Fax:                    323-837-3791

Copy to (which will not constitute notice):

Differential Brands Group Inc.

1231 S. Gerhart Ave.

Commerce, CA 90022

Attn:  Lori Nembirkow

Fax: 323-837-3791

If to the Holder:

Attn:  [___________]
[________________]

[________________]

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other notice in the manner herein set forth, provided that no change in a Holder’s notice address shall be effective unless such change is received and acknowledged by the Working Capital Lender and the Term Loan Agent.

7.12                    Submission to Jurisdiction; No Jury Trial.

(a)                              Submission to Jurisdiction.  Each Party submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware in any Action arising out of or relating to this Note and agrees that all claims in respect of the Action may be heard and determined in any such court.  Each Party also agrees not to bring any Action arising out of or relating to this Note in any other court.  Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by an Action on the judgment or in any other manner provided at Law or in equity.  Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b)                             Waiver of Jury Trial.  THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER AGREEMENTS RELATING THERETO OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including Contract claims, tort claims, breach of duty claims and all other common Law and statutory claims.  Each Party acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS NOTE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  IN THE EVENT OF AN ACTION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY A COURT.

7.13                    Time.  Time is of the essence in the performance of this Note.

7.14                    Headings.  The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.

7.15                    Governing Law.  This Note and the performance of the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

7.16                    Amendments and Waivers.  No amendment, modification, replacement, termination, cancellation, waiver of or consent to any provision of this Note will be valid, unless (i) the same will be in writing and signed by holders of a majority in principal amount of Notes excluding any [FCP Notes]11 and (ii) Working Capital Lender and Term Loan Agent if such amendment, modification, replacement, termination, or cancellation of any provision of this Note affects Section 4, affects any other right of Working Capital Lender, Term Loan Agent or a holder of the Senior Debt or changes the obligations under this Note regarding the date of payment or amount of principal or interest payable under this Note (other than rate reductions and payment extensions).  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

7.17                    Severability.  The provisions of this Note will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Note, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

7.18                    Expenses.  Except as otherwise expressly provided in this Note or in Section 2.7 of the Rollover Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Note, including all fees and

11  Note to Draft: To be replace with the term Management Notes in the FCP Notes.

expenses of agents, representatives, financial advisors, legal counsel, and accountants; provided, however, that the Company shall pay all reasonable and documented costs and expenses of collection and enforcement of this Note when incurred, including the Holder’s reasonable and documented attorneys’ fees and legal and court costs in connection therewith, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.

7.19                    Construction.  The Parties have participated jointly in the negotiation and drafting of this Note.  If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Note.  Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Note,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Note as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

7.20                    Remedies.  Except as expressly provided herein, the rights, obligations and remedies created by this Note are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

7.21                    No Inconsistent Agreements.  The Company has not entered into, and in no event shall the Company enter into, any agreements, which are inconsistent with this Note.

8.                                    Guaranty.

8.1                            The Subsidiary Guarantee.  The Subsidiary Guarantors hereby jointly and severally guarantee (the “Subsidiary Guarantee”), as a primary obligor and not as a surety to each Holder and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on the Notes, and all other Obligations from time to time owing to the Holder by the Company or any Subsidiary Guarantor (the “Note Parties”) under the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby jointly and severally agree that if the Company or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

8.2                            Obligations Unconditional.  The obligations of the Subsidiary Guarantors under Section 8.1 shall constitute a guaranty of payment and to the fullest extent permitted by law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Company under the Notes or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                              at any time or from time to time, without notice to any Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                             any of the acts mentioned in any of the provisions of the Notes or any other agreement or instrument referred to herein shall be done or omitted;

(c)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Notes or any other agreement or instrument referred to herein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)                             the release of any other Subsidiary Guarantor pursuant to Section 8.8.

The Subsidiary Guarantors hereby, to the fullest extent permitted by applicable Legal Requirement, expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Holder exhaust any right, power or remedy or proceed against the Company under the Notes or any other agreement or instrument referred to herein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Holder upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee, and all dealings between the Company and the Holder shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee.  This Subsidiary Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Holder, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Holder or any other person at any time of any right or remedy against the Company or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Subsidiary Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Holders, and their respective successors and assigns.

8.3                            Reinstatement.  The obligations of the Subsidiary Guarantors under this Section 8 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or other Note Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

8.4                            Subrogation.  Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 8.1, whether by subrogation or otherwise, against the Company or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

8.5                            Remedies.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Holders, the obligations of the Company under the Notes may be declared to be forthwith due and payable as provided in Section 3.3 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 3.3) for purposes of Section 8.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 8.1.

8.6                            Continuing Guarantee.  The guarantee in this Section 8 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

8.7                            General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 8.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Note Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

8.8                            Release of Subsidiary Guarantors.  If all or substantially all of the equity interests of any Subsidiary that is a Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Subsidiary Guarantor”) to a person or persons, none of which is the Company or a Subsidiary Guarantor, such Transferred Subsidiary Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement.

8.9                            Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.4.  The provisions of this Section 8.9 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Holders, and each Subsidiary Guarantor shall remain liable to the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written.

DIFFERENTIAL BRANDS GROUP INC.

By:
Name:
Title:

DBG SUBSIDIARY INC.

By:
Name:
Title:

DBG HOLDINGS SUBSIDIARY INC.

By:
Name:
Title:

INNOVO WEST SALES, INC.

By:
Name:
Title:

[Signature Page to Buyer Note]

HUDSON CLOTHING LLC

By:
Name:
Title:

HUDSON CLOTHING HOLDINGS, INC.

By:
Name:
Title:

HC ACQUISITION HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Buyer Note]

EXHIBIT I

DIFFERENTIAL BRANDS GROUP INC.
CONVERSION NOTICE

To:  Differential Brands Group Inc.

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, into an amount of cash, shares of Common Stock or combination of cash and shares of Common Stock, as the case may be, in accordance with the terms of the Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon conversion, be paid and/or issued and/or delivered, as the case may be, to the registered Holder hereof unless a different name is indicated below.

If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Note.

Principal amount to be converted:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) another guarantee program acceptable to the Trustee.

Signature(s)

Fill in for registration of any shares of Common Stock and Securities if to be issued otherwise than to the registered Holder.

(Name)

(Address)

Please print Name and Address
(including zip code number)
Social Security or other Taxpayer
Identifying Number

EXHIBIT II

The example provided below is an illustrative example only and the principal amount, amount of gain, tax rate imposed on gain, and other figures are hypothetical figures only and the actual figures may differ.

Assumptions

•                 Holder’s Principal Amount of Note at Issuance:  $7,100,000

•                 Deferred Gain: Equal to the outstanding principal amount of the Holder’s Note at year end

•                 Section 6621(a)(2) Underpayment Rate:  3%

•                 Maximum Rate of Tax in effect under Section 1(h) for net capital gain: 20%

•                 Assumed tax rate imposed on gain from installment sale: 37.1% (based on a maximum federal capital gains tax rate of 20%, a 3.8% Medicare tax rate on net investment income and a 13.3% California tax rate)

•                 2015 Payments:  None

•      2016 Payments:  Aggregate payments in an amount sufficient to reduce the principal amount of the Holder’s Note to $5,000,000 at year end

2015

At the close of 2015, the outstanding principal amount of the Holder’s Note remains $7,100,000. Pursuant to Section 453A, the taxpayer must pay an interest charge on an “applicable percentage” of the “deferred tax liability”.  The “applicable percentage” would be 29.58%, which is determined by dividing (i) $2,100,000 (the excess of the amount of the Note outstanding at the end of the year over $5,000,000), by (ii) $7,100,000 (the amount of the Note outstanding at the end of the year).  The “deferred tax liability” would be $1,420,000, which is equal to the product of (i) $7,100,000 (the amount of gain from the installment sale that is unrecognized at the end of the year), and (ii) 20% (the maximum tax rate on net capital gain under Section 1(h)).  The portion of the deferred tax liability that would be subject to the interest charge would be $420,000, which is determined by multiplying $1,420,000 by 29.58%.  The interest charge imposed by Section 453A will therefore equal $12,600, which is determined by multiplying $420,000 by 3% (the underpayment rate under Section 6621(a)(2)).

The amount paid to holder would equal $20,031.80, which reflects a gross up for the tax imposed on the Section 453A interest charge determined by dividing (i) $12,600 by (ii) 62.9% (1 minus an assumed tax rate of 37.1%).

2016

At the close of 2016, the outstanding principal amount of the Holder’s Note would be $5,000,000.  As a result the applicable percentage would be 0%.  Accordingly, no payment would be due under Section 1.4 of this Agreement.